Exhibit 99.1

News Release
CONTACT:	Michael J. McCann
Chief Financial Officer
(337) 235-2452
FOR IMMEDIATE RELEASE
PHI, INC. ANNOUNCES RESULTS FOR THE SECOND QUARTER ENDED JUNE 30, 2008

     LAFAYETTE, LA — August 7, 2008 — PHI, Inc. (The Nasdaq Global Market: PHII (voting) PHIIK (non-voting)) today reported net earnings of $6.3 million ($0.41 per diluted share) on operating revenues of $130.1 million for the quarter ended June 30, 2008. For the same period of 2007, the Company reported net earnings of $7.2 million ($0.47 per diluted share) on operating revenues of $113.0 million.
     Pre-tax earnings were $10.4 million for the quarter ended June 30, 2008, compared to $11.8 million for the same period in 2007. Earnings for the quarter ended June 30, 2008 included a pre-tax gain on disposition of assets, net, of $1.3 million and also included a charge related to our aviation insurance and workers compensation insurances of $2.1 million. Earnings for the quarter ended June 30, 2007 included a pre-tax gain on disposition of assets, net, of $6.1 million.
     Flight hours for the quarter ended June 30, 2008 were 39,630, compared to 36,628 for the quarter ended June 30, 2007.
     Our operating revenues for the three months ended June 30, 2008, in both our Oil and Gas and Air Medical segments were positively impacted by the previously announced contract awards received near the end of the first quarter. These were discussed in our first quarter Form 10-Q. In addition, during the quarter ended June 30, 2008, we received additional awards which we believe will favorably impact our Oil and Gas segment by approximately 1,500 flight hours per quarter and our Air Medical segment by 150 flight hours per quarter.
     For the six months ended June 30, 2008, net earnings were $12.8 million ($0.84 per diluted share) on operating revenues of $247.3 million. For the same period of 2007, the Company reported net earnings of $7.8 million ($0.51 per diluted share) on operating revenues of $214.7 million.
     Pre-tax earnings were $21.4 million for the six months ended June 30, 2008, compared to $12.8 million for the same period in 2007. Earnings for the six months ended June 30, 2008 included a pre-tax gain on disposition of assets, net, of $4.2 million and an aggregate insurance charge of $2.1 million as previously mentioned. Earnings for the six months ended June 30, 2007 included a pre-tax gain on disposition of assets, net, of $8.6 million.
     Total flight hours were 73,777 for the six months ended June 30, 2008 compared to 70,114 for the six months ended June 30, 2007.
     Oil and Gas segment’s operating income was $31.9 million for the six months ended June 30, 2008, compared to $17.0 million for the six months ended June 30, 2007. The increase of $14.9 million was primarily due to the increase in operating revenues. Operating income for the Air Medical segment was $1.0 million for the six months ended June 30, 2008, compared to $1.7 million for the six months ended June 30, 2007. The decrease in Air Medical segment’s operating income in 2008 compared to 2007 occurred in the second quarter and primarily was due to a charge related to our aviation insurance and workers’ compensation of $1.6 million, which is discussed in our Form 10-Q.
     Certain statements in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “forecast,” “anticipate,” “estimate,” “project,” “intend,” “expect,” “should,” “believe,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the Company’s actual results, performance (financial or operating) or achievements to differ materially from the results, performance (financial or operating) or achievements expressed or implied by such forward-looking statements. These factors include adverse weather, competition, the level of activity in the oil and gas industry (particularly in the Gulf of Mexico) and our ability to continue to grow patient transport volumes. These and other factors are more fully discussed in the Company’s SEC filings under “Risk Factors.”
     PHI provides helicopter transportation and related services to a broad range of customers including the oil and gas industry, air medical industry and also provides third-party maintenance services to select customers. PHI Voting Common Stock and Non-Voting Common Stock are traded on The Nasdaq Global Market (symbols PHII and PHIIK).
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PHI, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Thousands of dollars and shares, except per share data)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Operating revenues	$130,111	$112,975	$247,256	$214,728
Gain on disposition of assets, net	1,255	6,074	4,204	8,608
Other	201	1,490	503	3,144

	131,567	120,539	251,963	226,480

Expenses:
Direct expenses	109,757	97,119	207,983	190,352
Selling, general and administrative expenses	7,534	7,395	14,923	14,932
Interest expense	3,854	4,260	7,688	8,367

	121,145	108,774	230,594	213,651

Earnings before income taxes	10,422	11,765	21,369	12,829
Income taxes	4,169	4,596	8,548	4,997

Net earnings	$6,253	$7,169	$12,821	$7,832

Weighted average shares outstanding:
Basic	15,277	15,288	15,277	15,288
Diluted	15,286	15,307	15,285	15,307

Net earnings per share
Basic	$0.41	$0.47	$0.84	$0.51
Diluted	$0.41	$0.47	$0.84	$0.51
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Summarized financial information concerning the Company’s reportable operating segments for the quarter and six months ended June 30, 2008 and 2007 is as follows:

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(Thousands of dollars)		(Thousands of dollars)
Segment operating revenues
Oil and Gas	$82,063	$71,690	$156,663	$136,990
Air Medical	46,311	39,652	85,571	73,197
Technical Services	1,737	1,633	5,022	4,541

Total operating revenues	130,111	112,975	247,256	214,728

Segment direct expenses
Oil and Gas	64,824	61,760	124,083	119,195
Air Medical	43,286	33,813	80,369	67,641
Technical Services	1,647	1,546	3,531	3,516

Total direct expenses	109,757	97,119	207,983	190,352

Segment selling, general and administrative expenses
Oil and Gas	342	399	655	790
Air Medical	2,075	1,898	4,192	3,839
Technical Services	8	17	34	25

Total selling, general and administrative expenses	2,425	2,314	4,881	4,654

Total direct and selling, general and administrative expenses	112,182	99,433	212,864	195,006

Net segment profit
Oil and Gas	16,897	9,531	31,925	17,005
Air Medical	950	3,941	1,010	1,717
Technical Services	82	70	1,457	1,000

Total	17,929	13,542	34,392	19,722

Other, net	1,456	7,564	4,707	11,752
Unallocated selling, general and administrative costs	(5,109)	(5,081)	(10,042)	(10,278)
Interest expense	(3,854)	(4,260)	(7,668)	(8,367)

Earnings before income taxes	$10,422	$11,765	$21,369	$12,829

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Operating Statistics
The following tables present certain non-financial operational statistics for the quarter and six months ended June 30, 2008 and 2007:

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Flight hours:
Oil and Gas	29,748	28,604	54,579	54,690
Air Medical	9,820	8,024	18,495	15,016
Technical Services	62	—	703	408

Total	39,630	36,628	73,777	70,114

Air Medical Transports	5,942	5,650	11,422	10,572

	June 30,
	2008	2007
Aircraft operated at period end:
Oil and Gas	147	163
Air Medical	85	73
Technical Services	4	4

Total	236	240

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